Exhibit 99.1

[Century Letterhead]

April 28, 2006

To:  All Directors and Executive Officers of Century Aluminum Company

Re:  401(k) Blackout Period

As required by Section 306 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act") and Rule 104 of Regulation BTR under the Securities Exchange Act of 1934, as amended ("Reg BTR"), the Company is providing this notice to inform you of an upcoming blackout period under the Century Aluminum of West Virginia, Inc./ United Steelworkers of America Savings Plan ("Plan"). During this blackout period, your ability to conduct transactions in the Company's equity securities will be restricted, as described further below. We expect the blackout period to begin the week of May 15, 2006 (with an anticipated start date of May 18, 2006) and end the week of June 12, 2006. During this period, a director or executive officer may obtain information as to when the blackout period has begun or ended, without charge, by contacting the Company at the number or address provided below.

The blackout period is necessary to transfer recordkeeping and trustee services for the Plan to T. Rowe Price. During the blackout period, Plan participants will be temporarily unable to direct or diversify investments in their individual accounts, rollover or transfer assets from the Plan to another plan, obtain in-service or hardship withdrawals, obtain Plan loans or obtain distributions from the Plan. Participants in the Plan have been notified of the blackout period.

Pursuant to Section 306 of the Sarbanes-Oxley Act and Rule 101 of Reg BTR, all directors and executive officers of the Company will be unable to trade in the Company's common stock (including options and derivatives) during the blackout period for the Plan. SEC rules require that during such blackout periods, executive officers and directors are prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity security of the Company acquired by the individual in connection with his or her service as an executive officer or director. "Equity securities" are defined broadly to include the Company's common stock, options and other derivative securities. Covered transactions are not limited to those involving direct ownership, but include any transaction in which the executive officer or director has or is deemed to have a pecuniary interest (for example, transactions by certain family members). Among other things, these rules prohibit you from exercising options granted in connection with your service as a director or executive officer, selling Company stock acquired pursuant to such options, and selling Company stock originally received as a restricted stock grant or pursuant to the vesting of performance shares.

You should be aware that these rules apply in addition to the existing trading restrictions under the Company's insider trading policy, including the trading restrictions that cover the end of each calendar quarter. If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction and you may be subject to civil and criminal penalties.

If you have any questions about the blackout period, its beginning or end dates or any of the other information contained in this notice, please feel free to contact Bill Leatherberry at (888) 642-9300 or at the Company's address, 2511 Garden Road, Building A, Suite 200, Monterey, CA 93940.

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